Exhibit 2

CONFIDENTIAL DISCLOSURE AGREEMENT

This Agreement is made effective as of the date (the “Effective Date”) of the last signature hereto by and between:

TiGenix SAU, with registered office at Calle Marconi 1, Parque Tecnologico de Madrid, Tres Cantos, 28760 Madrid, Spain, registered with the Commercial Registry of Madrid under volume number 20117, page 81, sheet M-355159, and with tax identification number (CIF) A-84008986 (“TiGenix”)

and

Takeda Pharmaceuticals International AG with registered office at Thurgauerstrasse 130, 8152 Glattpark-Opfikon (Zurich), Switzerland (“Takeda”).

TiGenix and Takeda are collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, TiGenix possesses certain proprietary, economic and business information relating to itself and its Affiliates (as defined below), including in relation to its and its Affiliates’ products (including, but not limited to, pipeline products and Cx601 (the “Product”)) and their respective business capabilities including, but not limited to, general financial and legal affairs;

WHEREAS, Takeda possesses certain proprietary, economic and business information relating to itself and its Affiliates (as defined below) and their respective business capabilities;

WHEREAS, the Parties are currently in partnership regarding the development and upcoming commercialisation of the Product. However, the current partnership regarding the Product does not include, amongst other, a partnership for commercialisation in the United States of America.

WHEREAS, the Parties wish to explore and evaluate a potential more in depth collaboration and business partnership regarding the Product and any other business opportunity the Parties may deem appropriate (including, but not limited to, potentially extending their business relationship in respect of the Product to, amongst other, the United States of America) (the “Purpose”). In order to do so, each of the Parties is willing to disclose to the other certain information which it deems confidential and proprietary in nature.

NOW THEREFORE, the Parties, mutually acknowledging their sufficient legal capacity to enter into and be bound by this Confidentiality Disclosure Agreement (hereinafter, the “Agreement”), agree as follows:

1.	CONFIDENTIAL INFORMATION

For the purposes of this Agreement, “Affiliate” means in the context of the Recipient (as defined below) or the Disclosing Party (as defined below) any person, corporation, company, partnership, joint venture or other entity controlling, controlled by or under common control with either the Recipient or the Disclosing Party, as the case may be. For such purpose the term “control” means the holding of more than fifty percent (50%) of the common voting stock or ordinary shares in, or the right to appoint more than fifty percent (50%) of the directors of the said corporation, company, partnership, joint venture or other entity.

For the purposes of this Agreement, “Confidential Information” means any non-public information which is disclosed orally, electronically, visually or in a document or other tangible form and which is by nature confidential or is identified confidential by a Party or by a Party’s Affiliate (hereinafter, “Disclosing Party”) or which, under the circumstances surrounding disclosure ought to be treated as confidential by the Party that receives such information or by such Party’s Affiliate (hereinafter, “Recipient”). Confidential Information includes, without limitation, (a) any and all, customer, product, business plans, commercial, financial, technical, purchasing, specifications, know-how, data, and other information, in any form or medium, concerning a Party or its Affiliates, (whether prepared by or on behalf of each Party, its Affiliates or any of their Representatives (as defined below) and (b) all notes, analyses, studies, interpretations, compilations, memoranda and other documents or reports prepared by a Party or the Party’s Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to the other Party or other Party’s Representatives pursuant hereto. For the sake of clarification, any Confidential Information (other than that disclosed under the confidentiality agreement dated 17th June 2013 entered into between the Parties, which shall remain subject only to this earlier confidentiality agreement) disclosed to, furnished to, or prepared by, the Recipient prior to the Effective Date shall be deemed to have been disclosed, furnished or prepared hereunder and shall be subject to the terms of this Agreement.

For the purposes of this Agreement, “Representatives” means officers, directors, employees, agents, advisors and consultants of each Party and its Affiliates.

2.	USE OF CONFIDENTIAL INFORMATION

2.1	Recipient shall use Confidential Information only for the Purpose.

2.2	Recipient agrees to hold in confidence any and all Confidential Information disclosed, and further agrees not to disclose Confidential Information to third parties, not to publish Confidential Information, and not to use Confidential Information, except for the Purpose or with the written permission from an authorized officer of Disclosing Party. In addition neither Party will disclose to any third party the fact that the Confidential Information has been provided to the other Party, the existence of this Agreement, its terms or that discussions are taking place between the Parties.

2.3	Recipient undertakes to use its efforts to limit access to Confidential Information under its control solely to Recipient’s and Recipient’s Affiliates’ Representatives whose access to Confidential Information is strictly necessary for the Purpose, provided that such Representatives have been specifically informed of the confidentiality of Confidential Information and have agreed to be bound by the terms of this Agreement or have entered into an agreement of similar scope and obligations with Recipient to protect the proprietary/confidential information of Recipient or the proprietary/confidential information of third parties in the Recipient’s possession. Notwithstanding the above, Recipient shall remain jointly and severally liable for the compliance of the terms and conditions of the present Agreement by its Representatives.

2.4	Recipient shall use the same degree of care as Recipient uses to protect its own confidential information of a similar nature, but no less than reasonable care, to prevent the unauthorized use, disclosure or publication of Confidential Information.

2.5	In the event that Disclosing Party provides any computer software and/or hardware to Recipient as Confidential Information, Recipient may not directly or indirectly, disassemble, decrypt, decompile or derive source code from such Confidential Information, or otherwise attempt to reverse engineer the design and function of such Confidential Information.

2.6	Recipient shall notify Disclosing Party immediately upon discovery of any unauthorized use, disclosure or publication of Confidential Information or any other breach of this Agreement by Recipient and its or its Affiliates’ Representatives, and cooperate with Disclosing Party in order to help Disclosing Party regain possession of Confidential Information and prevent its further unauthorized use, disclosure or publication.

2.7	Recipient shall at any time, at Disclosing Party’s sole request, return all originals, copies, reproductions and summaries of Confidential Information and all other tangible materials and devices provided to the Recipient as Confidential Information, or at Recipient’s option, certify the destruction of the same except for one copy that may preserved for archival purposes. In addition, the Recipient and its Representatives will not be obligated to destroy copies of Confidential Information remaining on their standard computer back-up devices provided such information is not accessible in the ordinary course of business and is not accessed except as required for backup, recovery, contingency planning or business continuity planning purposes. Any Confidential Information so retained will continue to be subject to the terms of this Agreement.

3.	OWNERSHIP OF CONFIDENTIAL INFORMATION

3.1	All Confidential Information is and shall remain the property of Disclosing Party, and Disclosing Party may use such Confidential Information for any purpose without obligation to Recipient. Neither the execution of this Agreement nor the furnishing of any Confidential Information hereunder shall be construed as an express or tacit assignment or transmission of any intellectual and/or industrial property rights currently or hereafter owned by or controlled by Disclosing Party.

3.2	Recipient covenants and undertakes not to use under its name (or register), nor shall it collaborate with any third party for said purpose, all or part of any intellectual and/or industrial property rights, currently or hereafter owned by or controlled by Disclosing Party, nor shall it use the Confidential Information other than for the Purpose and as permitted herein.

4.	DATA PROTECTION

The Parties agree to abide by applicable personal data protection laws. As a result, the Parties agree that, to the extent they are considered as data processor, they shall:

(a)	use the data following the instructions of the controller of such data;

(b)	only use the data for the purposes of this Agreement;

(c)	not disclose to third parties nor copy any personal data, even for conservation purposes;

(d)	apply all the reasonable security measures, and in any case those required by applicable data protection law, in order to preserve the integrity, confidentiality and the disposure/traffic of the data;

(e)	destroy the personal data, including any documentation or format containing such information, or return it to the other Party, upon request of the other Party; and

(f)	be liable vis-à-vis each other for the processing of personal data in breach of this clause 4.

5.	LIMITATIONS ON CONFIDENTIALITY

Nothing in this Agreement shall be interpreted as placing any obligation of confidentiality, non-use and non-publication by Recipient with respect to any Confidential Information that:

(a)	can be reasonably demonstrated by Recipient to have been in the public domain as of the Effective Date of this Agreement, or legitimately comes into the public domain through no fault of the Recipient; or

(b)	can be reasonably demonstrated by Recipient to have been known by the Recipient prior to the Effective Date and was not acquired, directly or indirectly, from Disclosing Party or from a third party under an obligation of confidentiality; or

(c)	can be reasonably demonstrated by Recipient to have been independently developed by personnel of the Recipient (or its Affiliates) or advisors or consultants thereof who had no substantive knowledge of any Confidential Information provided by Disclosing Party; or

(d)	is required to be disclosed pursuant to law, government agency or court order or regulations (including any regulations and rules of applicable stock exchanges), provided that Recipient provides prompt prior written notice to Disclosing Party (subject to such notice being allowed pursuant to applicable law and regulations) and provides sufficient time to Disclosing Party to assert any exclusions or privileges that may be available by law or applicable regulations. The Recipient shall disclose only that portion of the Confidential Information that it is legally required to disclose.

6.	LIMITED WARRANTY AND LIABILITY AND NO OBLIGATION

Disclosing Party makes no warranties in respect of Confidential Information and provides all information “as is”, without any express or implied warranty of any kind, including any warranty as to merchantability, fitness for a particular purpose, accuracy, completeness or violation of third party intellectual and/or industrial property rights. In no event shall Disclosing Party be liable for any special, incidental or consequential damages of any kind whatsoever resulting from the disclosure, use or receipt of Confidential Information (subject to any other subsequent agreement between the Parties and/or their Affiliates regarding any liability regime agreed with respect to any transaction based on the Confidential Information disclosed pursuant to this Agreement).

7.	SHARE TRADING

Takeda’s parent company, Takeda Pharmaceutical Company Limited, and TiGenix’ parent company, TiGenix NV, are each publicly traded companies. Each Party hereby acknowledges that (i) the trading in securities of such publicly traded companies are subject to applicable securities legislation, (ii) as a result of the disclosure of the Confidential Information of the other Party hereunder, it may possess material, non-public information of such other Party, and (iii) any trading by it in the securities of the other Party while in possession of such material, non-public information may entail the violation by it of applicable securities and other legislation and is prohibited.

8.	REMEDIES

8.1	In case of breach by the Recipient or any of Recipient’s Representatives of any of its obligations under this Agreement, the Disclosing Party shall be entitled to immediately cease the disclosure of any further Confidential Information and the Recipient shall be liable for any and all direct damages, costs, liabilities, losses, and/or other expenses suffered by the Disclosing Party as a consequence of or in relation to such breach.

8.2	The Parties acknowledge that monetary damages may not be a sufficient remedy for unauthorized disclosure, use or publication of Confidential Information and that Disclosing Party shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction. Any and all remedies available to the Disclosing Party shall be cumulative.

9.	TERM

9.1	The term of this Agreement is ten (10) years from the Effective Date.

9.2	Upon termination of this Agreement, Recipient will immediately cease any and all disclosures or uses of Confidential Information and, upon request by Disclosing Party, all such information obtained from Disclosing Party and all copies thereof made by Recipient will be destroyed or returned to Disclosing Party in accordance with clause 2.7 within forty (40) days.

10.	NO ADDITIONAL AGREEMENTS

10.1	Neither the holding of discussions nor the exchange of material or information shall be construed as an obligation of either Party to perform any work or enter into any agreement with the other Party. The Parties hereby acknowledge that they are not agents of each other. Nothing in this Agreement shall prohibit a Party from providing its own Confidential Information to third parties and entering into agreements with third parties (other than the fact that the Confidential Information has been provided to the other Party, the existence of this Agreement, its terms or that discussions are taking place between the Parties with respect to the Purpose, which shall not be disclosed other than as between the Parties and their Representatives, pursuant to the terms herein).

10.2	Each Party reserves the right, in its sole discretion, to reject any and all proposals made by the other Party or its Affiliates or their Representatives with regard to a transaction (including for the Purpose) between the Parties and to terminate discussions and negotiations at any time. Additional agreements of the Parties, if any, shall be made in writing.

10.3	Nothing in this Agreement shall oblige the Disclosing Party to disclose any particular information to the Recipient or its Representatives and the Disclosing Party shall have an absolute discretion as to the nature and extent of the information it chooses to disclose hereunder.

11.	ASSIGNMENT

Other than as permitted herein, this Agreement, or any right or interest under this Agreement, shall not be assigned, nor shall any obligation to be performed under this Agreement be delegated, voluntarily, by operation of law or otherwise, by either Party without the other Party’s prior written consent.

A Party shall be entitled to assign this Agreement to an Affiliate without the consent of the other Party.

The terms of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the permitted respective successors and assigns of the Parties hereto.

12.	MISCELLANEOUS

12.1	Any formal notice required or permitted by this Agreement must be delivered in writing and sent by certified mail, return receipt requested, addressed to the other Party at the address shown at the beginning of this Agreement or at such other address for which such Party gives notice hereunder.

12.2	Should any part, article, paragraph, sentence or clause of this Agreement be deemed vague, inapplicable, invalid or unenforceable, such part shall be eliminated and the rest of the Agreement shall remain applicable, valid and in force. The Parties shall enter, in good faith, into negotiations with the aim of replacing the vague, inapplicable, invalid or unenforceable part, article, paragraph, sentence or clause of this Agreement with a similar, albeit applicable, enforceable and valid part, article, paragraph, sentence or clause.

12.3	This Agreement may not be changed, modified, or discharged, in whole or in part, except by a subsequent agreement in writing signed by authorized representatives of each Party.

12.4	This Agreement may be signed in counterparts, which together shall constitute one agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in Portable Document Format (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original.

12.5	None of the provisions of this Agreement shall be deemed to have been waived by any act, omission, or acquiescence on the part of the Disclosing Party without a written instrument signed by the Disclosing Party. No waiver by a Party of any breach shall be effective unless in writing, and no waiver shall be construed as a waiver of any succeeding breach, whether or not of the same or a different term or condition.

12.6	This Agreement shall be construed according to Belgian law, to the exception for its provisions on conflict of laws. Any dispute arising from the interpretation and/or implementation of this Agreement, which cannot be settled amicably within 30 days of such dispute having been notified by one Party to the other, shall be brought before a competent court of the City of Leuven.

12.7	This document contains the entire agreement between the Parties with respect to the subject matter hereof, and neither Party shall have any obligation, express or implied by law, except as set forth herein.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

For and on behalf of TiGenix SAU

/s/ Eduardo Bravo
Name:	Eduardo Bravo

Title:	CEO

Date:	30/06/2017

For and on behalf of Takeda Pharmaceuticals International AG

/s/ Nils Kjaersgaard
Name:	Nils Kjaersgaard

Title:	General Counsel, EUCAN

Date:	30/06/2017

/s/ Jeremy Impey
Name:	Jeremy Impey

Title:	Legal Counsel

Date:	30/06/2017

ADDENDUM TO CONFIDENTIAL DISCLOSURE AGREEMENT

This addendum (the “Addendum”) is made effective as of the date (the “Effective Date”) of the last signature hereto by and between:

1.	TiGenix SAU, with registered office at Calle Marconi 1, Parque Tecnológico de Madrid, 28760 Tres Cantos, Madrid, Spain, registered with the Commercial Registry of Madrid under volume number 20117, page 81, sheet M-355159, and with tax number (CIF) A-84008986 (“TiGenix Spain”);

and

2.	Takeda Pharmaceuticals International AG, with registered office at Thurgrauerstraße 130, Glattpark-Opfikon (Zurich), Switzerland (“Takeda International”);

and

3.	TiGenix NV, with registered office at Romeinse straat 12 box 2, 3001 Leuven, Belgium, registered with the Crossroads Bank of Enterprises under number 0471.340.123 (Register of Legal Entities Leuven) (“TiGenix Belgium” and together with TiGenix Spain referred to as “TiGenix”);

and

4.	Takeda Pharmaceutical Company Limited, with office at 12-10, Nihonbashi 2-chome, Chuo-ku, Tokyo 103-8668, Japan (“TPC” and together with Takeda International referred to as “Takeda”);

TiGenix and Takeda are collectively referred to as the “Parties” and individually as a “Party”.

All used but not defined terms in this Addendum shall have the meaning given to it in the CDA (as defined below).

RECITALS

On 30 June 2017, TiGenix Spain and Takeda International entered into a confidential disclosure agreement (the “CDA”). In the CDA, TiGenix Spain and Takeda International explored and evaluated a potential more in depth collaboration and business partnership regarding the Product and any other business opportunity they may deem appropriate. In relation thereto, each of TiGenix Spain and Takeda International agreed to disclose to the other certain information which it deems confidential and proprietary in nature.

TPC (an affiliate of Takeda International) is now considering launching either directly and/or through any person affiliated with it a voluntary public takeover bid (vrijwillig openbaar overnamebod / offre publique d’acquisition volontaire) within the meaning of the Belgian Law of 1 April 2007 on public takeover bids (Wet op de openbare overnamebiedingen / Loi relative aux offres publiques d’acquisition) with respect to the securities with voting rights or giving access to voting rights, issued by TiGenix Belgium (an affiliate of TiGenix Spain), that are not yet owned by TPC (the “Proposed Transaction”). In connection with the Proposed Transaction, the Parties are prepared to make certain additional Confidential Information available to each other.

In this respect, TiGenix Belgium and TPC hereby agree to accede to the CDA and the Parties hereby agree to extend the scope and purpose of the CDA in order to include the Proposed Transaction.

NOW THEREFORE, the Parties, mutually acknowledging their sufficient legal capacity to enter into and be bound by this Addendum, agree as follows:

1.	Accession of TiGenix Belgium and TPC

TiGenix Belgium and TPC agree to accede to the CDA and accept to be bound by its terms as if each of them had entered into the CDA and was a signatory to it.

2.	Extension of the Purpose

In accordance with clause 12.3 of the CDA, the Parties hereby agree to extend the Purpose of the CDA to the Proposed Transaction.

3.	Standstill

3.1	Without prejudice to the obligations set out in clause 7 of the CDA and its obligations under such laws and regulations, Takeda agrees that it shall not, and shall procure and guarantee that none of its Representatives and its Affiliates shall, whether directly or indirectly through intermediaries, persons or entities acting in concert, or otherwise, for a period ending the earlier of (i) the day following the public announcement of the FY2017 results by TiGenix Belgium and (ii) 30 April 2018 (the “Standstill Period”), except with the prior written consent of TiGenix Belgium:

(a)	purchase, offer to purchase (through a tender offer or otherwise), agree to purchase, or otherwise acquire, offer to acquire (through a tender offer or otherwise) or agree to acquire, or in any way assist any other person in acquiring, directly or indirectly, any shares, securities or other financial instruments of TiGenix Belgium otherwise than pursuant to the Proposed Transaction;

(b)	acquire, offer to acquire or agree to acquire, in any manner whatsoever, any assets of TiGenix Belgium otherwise than pursuant to the Proposed Transaction;

(c)	enter into, agree to enter into, propose or offer to enter into or facilitate any merger, business combination, recapitalisation, restructuring or other similar transaction with respect to TiGenix Belgium otherwise than pursuant to the Proposed Transaction;

(d)	otherwise seek to control or influence the board of directors or the management of TiGenix Belgium; or

(e)	advise, assist or encourage, or enter into any discussions, negotiations, agreements or arrangements with, any other person with respect to any of the foregoing otherwise than pursuant to the Proposed Transaction.

3.2	Notwithstanding the restrictions contained in the foregoing clause 3.1:

(a)	Takeda, its Representatives and its Affiliates shall not be prohibited from entering into an agreement and having discussions with their legal, accounting, financial or tax advisors for the limited purposes of evaluating any of the transactions contemplated in clause 3.1(a) through (c), subject always to clause 2.3 of the CDA;

(b)	so long as Takeda has not violated the provisions of clause 3.1, Takeda may inform TiGenix Belgium privately that Takeda (acting itself or through an Affiliate) would be interested in engaging in discussions with TiGenix Belgium that could result in a negotiated transaction described in clause 3.1(a), (b) or (c), so long as:

(i)	Takeda does not propose any such transaction unless TiGenix Belgium requests Takeda to make such a proposal, and

(ii)	Takeda does not take any action that would reasonably be expected to require TiGenix Belgium to make any public announcement.

3.3	The restrictions contained in the foregoing clause 3.1 shall not apply to:

(a)	the exercise by Takeda of any of its rights under the CDA;

(b)	the exercise by Takeda or its Affiliates as a TiGenix Belgium shareholder, if applicable, of any voting rights available to TiGenix Belgium shareholders generally pursuant to any transaction described in clause 3.1 above, provided that Takeda (or any of its Affiliates) has not then either directly or indirectly, made, effected, initiated or caused such transaction to occur;

(c)	any activity by Takeda or its Affiliates after TiGenix Belgium or any third party unrelated to Takeda has made any public announcement of its intent to solicit or engage in any transaction which would result in a change of control of TiGenix Belgium, or after any such change of control of TiGenix Belgium shall have occurred; or

(d)	any investment by Takeda or an Affiliate in third party mutual funds or other similar passive investment vehicles that hold interests in securities of TiGenix Belgium.

3.4	Clause 3.1 shall no longer be applicable in the event of any of the following:

(a)	the acquisition by any third party of beneficial ownership of more than ten percent (10%) of the outstanding TiGenix Belgium share capital;

(b)	the announcement or commencement by any third party individual or entity of a tender offer or exchange offer to acquire securities of TiGenix Belgium which, if successful, would result in such third party owning, when combined with any other securities owned by such individual or entity, fifty percent (50%) or more of the then outstanding TiGenix Belgium share capital;

(c)	TiGenix Belgium entering into a definitive written merger, sale or other business combination agreement pursuant to which fifty percent (50%) or more of the TiGenix Belgium share capital would be converted into cash or securities of another third party individual or entity or, immediately after the consummation of such transaction, fifty percent (50%) or more of the then TiGenix Belgium share capital would be owned by third party individual or entity other than the holders of TiGenix Belgium shares immediately prior to the consummation of such transaction, or which would result in all or substantially all of TiGenix Belgium’s assets being sold to any third party entity or individual;

(d)	TiGenix Belgium or any of its Affiliates becoming the subject of any bankruptcy, insolvency or similar proceeding (except for any involuntary proceeding that is dismissed within sixty (60) days); or

(e)	TiGenix Belgium engaging in the solicitation of one (1) or more third party bids for any transaction which would result in a change of control of TiGenix Belgium.

3.5	Parties acknowledge that the provisions of Clauses 3.2, 3.3 and 3.4 are without prejudice to applicable restrictions under Belgian law and other applicable laws and regulations governing insider trading and use of non-public information.

4.	No Shop and Non-solicitation of Employees

4.1	TiGenix agrees, and shall procure that its Affiliates agree and undertake, that beginning on the date of this Addendum and continuing until the earlier of (i) ninety (90) days after the date of this Addendum and (ii) ten (10) days after announcement of the opinion from the Committee for Medicinal Products for Human Use (CHMP) on the application for marketing authorization for cx601 in the E.U., to procure that the boards of directors of TiGenix and its Affiliates (the “Boards of Directors”) shall not solicit or assist any third party to analyse, organise or otherwise initiate a potential public takeover bid, merger, or any other transaction that would relate to a transfer (in the broadest sense possible) of all or a significant part of the securities or assets of TiGenix or any of its Affiliates.

The undertakings set out in this clause 4.1 are subject to any fiduciary duties that the Boards of Directors may have (including in the case of a third party which has not been solicited by TiGenix, but has at its own initiative informed TiGenix of its interest to acquire all securities of TiGenix) and excluding the transfer of goods or provision of services in TiGenix’s and its Affiliates’ ordinary course of business consistent with past practice.

The undertakings set out in this clause 4.1 shall automatically terminate if TPC notifies TiGenix Belgium in writing of a reduction of the proposed Price Per Share as set out in its non-binding expression of interest dated 10 November 2017 during the negotiation of the Proposed Transaction.

4.2	Takeda agrees that it shall not, and procures that none of its Affiliates shall, beginning on the date of this Addendum until the earlier of (i) completion of the Proposed Transaction, or (ii) two (2) years from the date of this Addendum, directly or indirectly, knowingly, as a result of knowledge obtained in connection with the Proposed Transaction, solicit, endeavour to entice away, employ or offer to employ (whether as an employee, a consultant or in any other capacity):

(a)	any person who is on the date of this Addendum (or shall become at any time during the negotiation of the Proposed Transaction) employed by TiGenix or any of its Affiliates; or

(b)	any director or member of management of TiGenix or any of its Affiliates who has entered into on the date of this Addendum (or shall enter into at any time during the negotiation of the Proposed Transaction), either directly or through a management company or otherwise, any consultancy agreement, management agreement or other service contract with TiGenix or its Affiliates, whether or not such person would commit any breach of his or her employment contract or service contact in leaving such employment or terminating such contract.

The foregoing provision shall not prevent Takeda or its Affiliates from soliciting, employing or offering to employ any person (either directly or through a management company or otherwise) (i) who contacts Takeda or its Affiliates on his or her own initiative without any direct or indirect solicitation from Takeda or its Affiliates, (ii) following termination of such person’s employment, consultancy, management or other service contract with TiGenix or its Affiliates or (iii) following the use of an independent employment agency (so long as it is not directed to solicit such person), advertisements in publications or other general solicitations for employment not directed at such person and (iv) in accordance with the terms of the license agreement entered into between TiGenix Spain and Takeda International on 4 July 2016.

5.	Governing law

This Addendum shall be governed by and construed in accordance with Belgian law.

6.	Dispute resolution

Any dispute arising from the interpretation and/or implementation of this Addendum; which cannot be settled amicably within 30 days of such dispute having been notified by one Party to the other, shall be brought before the competent courts of Brussels, Dutch section.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Addendum to be executed by their duly authorised representatives.

For and on behalf of TiGenix SAU

/s/ Eduardo Bravo

Name:	Eduardo Bravo

Title:	CEO

Date:	17/Nov/2017

For and on behalf of Takeda Pharmaceuticals International AG

/s/ Marcello Agosti		/s/ Andrea Ferrari

Name:	Marcello Agosti	Name:	Andrea Ferrari

Title:	Head of Global BD & Commercial	Title:	Snr Direct, Associate General Counsel

Date:	17th November 2017	Date:	17th November 2017

For and on behalf of TiGenix NV

/s/ Eduardo Bravo

Name:	Eduardo Bravo

Title:	CEO

Date:	17/Nov/2017

For and on behalf of Takeda Pharmaceutical Company Limited

/s/ John Bathery (under PoA)		/s/ Jeremy Impey (under PoA)

Name:	John Bathery	Name:	Jeremy Impey

Title:	VP, USBU Business Dev.	Title:	Senior Corporate Counsel

Date:	17th November 2017	Date:	17th November 2017